Exhibit 99.1

News Release

PartnerRe Ltd. Reports Second Quarter and Half Year 2009 Results

•	Second Quarter Operating Earnings per share of $3.12; Net Income per share of $8.10
•	Second Quarter Annualized Operating ROE of 19.5%; Annualized Net Income ROE of 50.6%
•	Half Year Operating Earnings per share of $5.84; Net Income per share of $10.43
•	Half Year Annualized Operating ROE of 18.2%; Annualized Net Income ROE of 32.5%
•	Record Book Value of $73.85 per share, up 15% year-to-date, and 5% year over year

PEMBROKE, Bermuda, July 27, 2009 — PartnerRe Ltd. (NYSE:PRE) today reported net income of $474.3 million, or $8.10 per share on a fully diluted basis for the second quarter of 2009. This net income includes net after-tax realized and unrealized gains on investments of $279.6 million, or $4.86 per share. Net loss for the second quarter of 2008 was $26.0 million, or $0.64 per share, including net after-tax realized and unrealized losses on investments of $219.1 million, or $4.04 per share. Operating earnings for the second quarter of 2009 were $179.3 million, or $3.12 per share on a fully diluted basis. This compares to operating earnings of $183.8 million, or $3.39 per share, for the second quarter of 2008.

Net income for the first six months of 2009 was $615.8 million, or $10.43 per share. This net income includes net after-tax realized and unrealized gains on investments of $205.1 million, or $3.57 per share, as well as a net after tax gain of $57.0 million or $0.99 per share, from the purchase of approximately 75% of the Company’s outstanding Capital Efficient Notes (CENts) in the first quarter of 2009. Net income for the first six months of 2008 was $103.0 million, or $1.54 per share, including net after-tax realized and unrealized losses on investments of $210.1 million, or $3.77 per share. Operating earnings for the first six months of 2009 were $335.0 million, or $5.84 per share on a fully diluted basis. This compares to operating earnings of $294.0 million, or $5.28 per share, for the first six months of 2008.

Operating earnings exclude net after-tax realized and unrealized investment gains and losses, net after-tax realized gain on the purchase of the CENts and net after-tax interest in results of equity investments, and are calculated after payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on the second quarter and half year 2009 results, PartnerRe President & Chief Executive Officer Patrick Thiele said, “PartnerRe had an excellent second quarter and first half of 2009, with both its reinsurance and capital markets activities performing well. For the first six months of 2009, we achieved an operating return on beginning equity of 18%, and a 15% growth in GAAP book value per share. Our reinsurance results benefited from a low level of large losses while our investment operations participated fully in the improvement shown by the global capital markets.”

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

Summary unaudited consolidated financial data for the period is set out below.

U.S.$ thousands (except per share amounts and ratios)	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
Net Premiums Written	$844,659	$956,269	$2,152,717	$2,367,833
Net Premiums Earned	$826,129	$955,539	$1,692,579	$1,865,293
Non-life Combined Ratio	83.5%	85.9%	85.3%	89.0%
Net Income (Loss)	$474,269	$(26,024)	$615,789	$102,996
Net Income (Loss) per share (a)	$8.10	$(0.64)	$10.43	$1.54
Operating Earnings (a)	$179,290	$183,830	$335,033	$294,041
Operating Earnings per share (a)	$3.12	$3.39	$5.84	$5.28

(a)	Net income/loss per share is defined as net income/loss available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/loss available to common shareholders is defined as net income/loss less preferred dividends. Operating earnings is defined as net income/loss available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments, net after-tax realized gain on the purchase of the CENts and after-tax interest in earnings/losses of equity investments. Operating earnings per share is defined as operating earnings divided by the weighted average number of fully diluted shares outstanding for the period.

Net premiums written for the second quarter of 2009 were $844.7 million, compared to $956.3 million in the second quarter of 2008. Total revenues for the second quarter of 2009 were $1.3 billion, compared to $809.4 million in the second quarter of 2008, and included $826.1 million of net premiums earned, compared to $955.5 million in the second quarter of 2008; net investment income of $135.6 million, which compares to $145.5 million in the second quarter of 2008; and pre-tax net realized and unrealized investment gains of $306.5 million as compared to pre-tax net realized and unrealized investment losses of $296.3 million for the second quarter of 2008. Foreign exchange negatively impacted comparisons as a result of the year-over-year strengthening of the U.S. dollar. Excluding the impact of foreign exchange, net premiums written, net premiums earned and net investment income would have decreased 3.4%, 4.1% and 0.2%, respectively, compared to the second quarter of 2008.

For the first six months of 2009, net premiums written were $2.2 billion, compared to $2.4 billion in the first six months of 2008. Total revenues for the first half of 2009 were $2.3 billion, compared to $1.9 billion for the first half of 2008, and included $1.7 billion of net

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

premiums earned, compared to $1.9 billion in the first half of 2008; net investment income of $268.7 million, which compares to $282.5 million for the first six months of 2008; and pre-tax net realized and unrealized investment gains of $236.4 million as compared to pre-tax net realized and unrealized investment losses of $271.1 million for the first half of 2008; and a pre-tax gain of $88.4 million ($57.0 million after-tax) from the purchase of approximately 75% of the Company’s outstanding CENts during the first quarter of 2009. Foreign exchange negatively impacted comparisons as a result of the year-over-year strengthening of the U.S. dollar. Excluding the impact of foreign exchange, net premiums written and net premiums earned would have decreased 1%, while net investment income would have increased 1%, relative to the amounts reported for the first half of 2008.

Separately, the Company announced today that its Board of Directors declared a quarterly dividend of $0.47 per common share. The dividend will be payable on September 1, 2009, to common shareholders of record on August 21, 2009, with the stock trading ex-dividend commencing August 19, 2009.

Results by Segment

The Non-life segment reported net premiums written of $724 million for the second quarter of 2009, compared to $814 million in the same period in 2008. The combined ratio was 83.5% for the second quarter of 2009 compared to 85.9% for the same period in 2008. The Non-life technical result was $171 million for the second quarter of 2009 compared to $176 million for the prior year period. For the first six months, Non-life net premiums written were $1.9 billion, compared to $2.0 billion for same period of 2008. The six month technical result was $319 million, compared to $292 million for the same period in 2008. The combined ratio for the six month period was 85.3% compared to 89.0% in 2008.

The U.S. business, which represented 29% of total net premiums written for the quarter, reported net premiums written of $249 million for the second quarter of 2009, compared to $246 million in last year’s second quarter. Net premiums earned were $258 million in the second quarter of 2009, compared to $285 million for the same period in 2008. The technical ratio for this sub-segment was 87.9% for the 2009 second quarter, compared to 102.3% in the second quarter of 2008. The technical result for the second quarter of 2009 was a gain of $31 million, compared to a loss of $6 million for the same period in 2008. For the first six months of 2009, net premiums written were $561 million, compared to $578 million in the first six months of 2008. The six-month technical ratio was 90.4%, compared to 95.9% in 2008. The technical result for the half-year was $48 million compared to $22 million in 2008.

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The Global (Non-U.S.) P&C business, which represented 14% of total net premiums written for the quarter, reported net premiums written of $118 million for the second quarter of 2009, compared to $132 million for the same period in 2008. Net premiums earned during the quarter were $161 million, compared to $186 million in the second quarter of 2008. The technical ratio for this sub-segment was 75.2% for the second quarter of 2009 compared to 72.3% for the same period in 2008. The technical result for the second quarter of 2009 was $40 million, compared to $51 million for the same period in 2008. For the six months, net premiums written were $417 million, compared to $505 million for the first half of 2008. The six-month technical ratio was 74.5%, compared to 86.3% in 2008. The technical result for the half-year was $81 million compared to $53 million in 2008.

The Global (Non-U.S.) Specialty business, which represented 28% of total net premiums written for the quarter, reported net premiums written of $232 million for the second quarter of 2009, compared to $291 million for the second quarter of 2008. Net premiums earned were $232 million for the quarter, compared to $272 million in the same period in 2008. This sub-segment’s technical ratio was 87.0% for the second quarter of 2009 compared to 80.5% for the second quarter of 2008. The technical result for the second quarter of 2009 was $30 million, compared to $53 million for the same period in 2008. For the six-month period, net premiums written were $563 million, compared to $624 million in the first half of 2008. The six-month technical ratio was 87.5%, compared to 85.8% in 2008. The technical result for the half-year was $60 million in 2009 compared to $70 million in 2008.

The Catastrophe business, which represented 15% of total net premiums written for the quarter, reported net premiums written of $125 million for the second quarter of 2009, compared to $145 million for the prior year period. Net premiums earned were $52 million for the quarter, compared to $65 million in the same period in 2008. This sub-segment’s technical ratio was (35.1)% for the quarter compared to (20.5)% for the second quarter of 2008. The technical result for the second quarter 2009 was $70 million, compared to $78 million for the same period in 2008. For the six-month period, net premiums written were $330 million, compared to $343 million for the prior year period. The six-month technical ratio was 0.3%, compared to (3.3)% in 2008. The technical result for the half-year was $130 million in 2009 compared to $147 million in 2008.

The Life segment, which represented 14% of total net premiums written for the second quarter of 2009, reported net premiums written of $116 million for the quarter, compared to $136 million in the second quarter of 2008. The allocated underwriting result for the quarter was $15 million, compared to $7 million in the same period of 2008. For the six-month period, net premiums written were $277 million, with an allocated underwriting result of $20 million, compared with net premiums written of $307 million and an allocated underwriting result of $11 million in the first half of 2008.

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The Company’s capital markets and investment activities are reported under the heading of “Corporate and Other”. Within Corporate and Other, capital markets and investment activities contributed $123 million to pre-tax operating income in the second quarter and $241 million to pre-tax operating income in the first six months of the year (exclusive of Life investment income), as compared to $128 million and $248 million in 2008, respectively. Separately, following the adoption of FAS 159, with changes in the unrealized market values of invested assets recorded in net income, capital markets and investment activities contributed pre-tax non-operating gains of $313 million and $236 million in the second quarter and first half of 2009, respectively, compared to pre-tax non-operating losses of $298 million and $272 million, respectively, in the second quarter and first half of 2008.

Balance Sheet Items

At June 30, 2009, total assets were $17.0 billion as compared to $16.3 billion at December 31, 2008. Over the trailing 12 month period, total investments and cash were $12.1 billion at June 30, 2009, relatively flat year over year. Gross Non-life loss and loss expense reserves were $7.4 billion at June 30, 2009, compared to $7.5 billion at December 31, 2008. During the second quarter of 2009, the Company’s estimate of Non-life reserves for prior accident years was reduced by $143 million due to favorable development as well as downward revisions to premiums earned in prior periods. The overall second quarter prior year reserve development in the Non-life segment includes net favorable development in all subsegments, with reductions of $56 million in the U.S. sub-segment, $35 million in the Global (Non-U.S.) P&C sub-segment, $31 million in the Global (Non-U.S.) Specialty sub-segment, and $21 million in the Catastrophe sub-segment. In the second quarter of 2008, Non-life reserves for prior years developed favorably by $130 million. Policy benefits for life and annuity contracts increased by 8% year-to-date to $1.5 billion at June 30, 2009. During the second quarter of 2009, the Company’s estimate of Life reserves for prior years developed favorably by $4 million, while there was no revision to prior estimates in the second quarter of 2008.

At June 30, 2009, total capital was $5.3 billion, and total shareholders’ equity was $4.8 billion. This compares to total capital of $4.9 billion, and total shareholders’ equity of $4.2 billion at December 31, 2008. Book value per common share at June 30, 2009 was $73.85 on a fully diluted basis compared to $63.95 per diluted share at December 31, 2008.

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

For additional information, the Company has posted a second quarter 2009 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data.

Commentary and Outlook

“Non-life market conditions at July 1 were mixed, with only selected specialty lines and Global P&C lines showing improvement. Within that environment, we grew our renewal book by approximately 11% (on a constant exchange basis) with expected profitability that is in-line with our long-term targets.”

Mr. Thiele added, “We remain focused on maintaining a well-balanced portfolio of attractively priced risks under any and all market conditions. Our planned acquisition of PARIS RE is consistent with that objective, and will provide us with both increased diversification of risk and significant growth opportunities at a time when industry demand is likely to remain stagnant. This acquisition will also enhance our financial strength and flexibility through the addition of approximately $1.7 billion in incremental shareholders’ equity. We are confident that the larger and stronger PartnerRe will be better able to achieve its financial goals, with reduced risk, in the uncertain environment we are facing.”

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning common shareholders’ equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of net realized and unrealized gains/losses on investments, net of tax, net realized gain on the purchase of the CENts, net of tax, nor the interest in earnings/losses of equity investments, net of tax, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and capital efficient notes, to manage the capital structure of the Company.

PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

health, and alternative risk products. For the year ended December 31, 2008, total revenues were $4.0 billion. At June 30, 2009, total assets were $17.0 billion, total capital was $5.3 billion and total shareholders’ equity was $4.8 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance of the Company, PARIS RE, or the combined company and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, adequacy of reserves, risks associated with implementing business strategies and integrating new acquisitions, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s, PARIS RE’s, or the combined company’s investment portfolio, changes in accounting policies, the risk that a condition to the closing of the proposed transaction with PARIS RE may not be satisfied, the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated, failure to consummate or delay in consummating the proposed transaction for other reasons, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Expressed in thousands of U.S. dollars, except per share data)

(Unaudited)

	For the three months ended June 30, 2009	For the three months ended June 30, 2008	For the six months ended June 30, 2009	For the six months ended June 30, 2008
Revenues
Gross premiums written	$846,149	$968,163	$2,186,528	$2,407,495

Net premiums written	$844,659	$956,269	$2,152,717	$2,367,833
Increase in unearned premiums	(18,530)	(730)	(460,138)	(502,540)

Net premiums earned	826,129	955,539	1,692,579	1,865,293
Net investment income	135,593	145,494	268,720	282,504
Net realized and unrealized investment gains (losses)	306,536	(296,255)	236,417	(271,143)
Net realized gain on purchase of capital efficient notes	—	—	88,427	—
Other income	3,361	4,591	7,942	6,228

Total revenues	1,271,619	809,369	2,294,085	1,882,882

Expenses
Losses and loss expenses and life policy benefits	458,898	548,720	977,797	1,138,388
Acquisition costs	181,689	228,170	381,657	432,408
Other operating expenses	98,468	96,737	182,062	189,017
Interest expense	6,335	14,914	15,482	26,810
Net foreign exchange losses (gains)	1,202	(1,574)	4,550	3,223

Total expenses	746,592	886,967	1,561,548	1,789,846

Income (loss) before taxes and interest in earnings (losses) of equity investments	525,027	(77,598)	732,537	93,036
Income tax expense (benefit)	56,954	(53,423)	116,765	(10,697)
Interest in earnings (losses) of equity investments	6,196	(1,849)	17	(737)

Net income (loss)	$474,269	$(26,024)	$615,789	$102,996

Preferred dividends	$8,631	$8,631	$17,263	$17,263

Operating earnings available to common shareholders	$179,290	$183,830	$335,033	$294,041

Comprehensive income (loss), net of tax	$512,396	$(15,302)	$625,040	$174,895

Per Share Data:
Earnings per common share:
Basic operating earnings	$3.17	$3.39	$5.92	$5.42
Net realized and unrealized investment gains (losses), net of tax	4.94	(4.04)	3.63	(3.87)
Net realized gain on purchase of capital efficient notes, net of tax	—	—	1.00	—
Interest in earnings of equity investments, net of tax	0.12	0.01	0.03	0.03

Basic net income (loss)	$8.23	$(0.64)	$10.58	$1.58

Weighted average number of common shares outstanding	56,609.8	54,276.6	56,560.8	54,262.5

Diluted operating earnings	$3.12	$3.39	$5.84	$5.28
Net realized and unrealized investment gains (losses), net of tax	4.86	(4.04)	3.57	(3.77)
Net realized gain on purchase of capital efficient notes, net of tax	—	—	0.99	—
Interest in earnings of equity investments, net of tax	0.12	0.01	0.03	0.03

Diluted net income (loss)	$8.10	$(0.64)	$10.43	$1.54

Weighted average number of common and common share equivalents outstanding	57,469.0	54,276.6	57,394.9	55,685.6

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Investments:
Fixed maturities, trading securities, at fair value	$10,756,853	$10,181,995
Short-term investments, trading securities, at fair value	63,873	117,091
Equities, trading securities, at fair value	527,280	512,812
Other invested assets	105,880	74,493

Total investments	11,453,886	10,886,391
Cash and cash equivalents, at fair value, which approximates amortized cost	616,290	838,280
Accrued investment income	184,925	169,103
Reinsurance balances receivable	2,051,940	1,719,694
Reinsurance recoverable on paid and unpaid losses	156,124	153,594
Funds held by reinsured companies	827,457	786,422
Deferred acquisition costs	673,685	617,121
Deposit assets	330,033	342,132
Net tax assets	140,923	215,703
Goodwill	429,519	429,519
Net receivable for securities sold	37,019	43,007
Other assets	72,270	78,354

Total assets	$16,974,071	$16,279,320

Liabilities
Unpaid losses and loss expenses	$7,396,600	$7,510,666
Policy benefits for life and annuity contracts	1,546,779	1,432,015
Unearned premiums	1,771,401	1,273,787
Other reinsurance balances payable	237,397	209,007
Deposit liabilities	355,365	362,485
Net tax liabilities	239,516	219,679
Accounts payable, accrued expenses and other	138,346	164,968
Current portion of long-term debt	—	200,000
Long-term debt	200,000	200,000
Debt related to senior notes	250,000	250,000
Debt related to capital efficient notes	70,989	257,605

Total liabilities	12,206,393	12,080,212

Shareholders’ Equity
Common shares (par value $1.00, issued: 2009, 57,950,306; 2008, 57,748,507)	57,950	57,749
Series C cumulative preferred shares (par value $1.00, issued and outstanding: 2009 and 2008, 11,600,000; aggregate liquidation preference: 2009 and 2008, $290,000,000)	11,600	11,600
Series D cumulative preferred shares (par value $1.00, issued and outstanding: 2009 and 2008, 9,200,000; aggregate liquidation preference: 2009 and 2008, $230,000,000)	9,200	9,200
Additional paid-in capital	1,479,431	1,465,688
Accumulated other comprehensive income:
Net unrealized gains on investments, net of tax	5,072	3,943
Currency translation adjustment	42,610	34,888
Unfunded pension obligation, net of tax	(15,623)	(16,023)
Retained earnings	3,275,037	2,729,662
Common shares held in treasury, at cost (2009 and 2008, 1,295,173)	(97,599)	(97,599)

Total shareholders’ equity	4,767,678	4,199,108

Total liabilities and shareholders’ equity	$16,974,071	$16,279,320

Shareholders’ Equity Per Common Share (excluding cumulative preferred shares: 2009 and 2008, $520,000,000)	$74.97	$65.17

Diluted Book Value Per Common and Common Share Equivalents Outstanding (assuming exercise of all stock-based awards)	$73.85	$63.95

Number of Common and Common Share Equivalents Outstanding	57,514.3	57,533.9

PartnerRe Ltd.

Segment Information

(in millions of U.S. dollars)

(Unaudited)

For the three months ended June 30, 2009

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$248	$120	$232	$125	$725	$116	$5	$846

Net premiums written	$249	$118	$232	$125	$724	$116	$5	$845
Decrease (increase) in unearned premiums	9	43	—	(73)	(21)	7	(5)	(19)

Net premiums earned	$258	$161	$232	$52	$703	$123	$—	$826
Losses and loss expenses and life policy benefits	(164)	(83)	(152)	22	(377)	(85)	3	(459)
Acquisition costs	(63)	(38)	(50)	(4)	(155)	(27)	—	(182)

Technical result	$31	$40	$30	$70	$171	$11	$3	$185

Other income					1	—	2	3
Other operating expenses					(55)	(11)	(32)	(98)

Underwriting result					$117	$—	n/a	$90

Net investment income						15	121	136

Allocated underwriting result (1)						$15	n/a	n/a

Net realized and unrealized investment gains							307	307
Interest expense							(6)	(6)
Net foreign exchange losses							(2)	(2)
Income tax expense							(57)	(57)
Interest in earnings of equity investments							6	6

Net income							n/a	$474

Loss ratio (2)	63.7%	51.5%	65.5%	(43.0)%	53.6%
Acquisition ratio (3)	24.2	23.7	21.5	7.9	22.0

Technical ratio (4)	87.9%	75.2%	87.0%	(35.1)%	75.6%
Other operating expense ratio (5)					7.9

Combined ratio (6)					83.5%

For the three months ended June 30, 2008

	U.S.	Global (Non- U.S.) P&C	Global (Non- U.S.) Specialty	Catastrophe	Total Non- life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$254	$134	$291	$145	$824	$138	$6	$968

Net premiums written	$246	$132	$291	$145	$814	$136	$6	$956
Decrease (increase) in unearned premiums	39	54	(19)	(80)	(6)	10	(4)	—

Net premiums earned	$285	$186	$272	$65	$808	$146	$2	$956
Losses and loss expenses and life policy benefits	(227)	(87)	(144)	20	(438)	(111)	—	(549)
Acquisition costs	(64)	(48)	(75)	(7)	(194)	(34)	—	(228)

Technical result	$(6)	$51	$53	$78	$176	$1	$2	$179

Other income					2	—	3	5
Other operating expenses					(63)	(12)	(22)	(97)

Underwriting result					$115	$(11)	n/a	$87

Net investment income						18	127	145

Allocated underwriting result (1)						$7	n/a	n/a

Net realized and unrealized investment losses							(296)	(296)
Interest expense							(15)	(15)
Net foreign exchange gains							2	2
Income tax benefit							53	53
Interest in losses of equity investments							(2)	(2)

Net loss							n/a	$(26)

Loss ratio (2)	79.6%	46.7%	52.8%	(30.7)%	54.2%
Acquisition ratio (3)	22.7	25.6	27.7	10.2	24.0

Technical ratio (4)	102.3%	72.3%	80.5%	(20.5)%	78.2%
Other operating expense ratio (5)					7.7

Combined ratio (6)					85.9%

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.

PartnerRe Ltd.

Segment Information

(in millions of U.S. dollars)

(Unaudited)

For the six months ended June 30, 2009

	U.S.	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non- life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$561	$419	$591	$330	$1,901	$281	$5	$2,187

Net premiums written	$561	$417	$563	$330	$1,871	$277	$5	$2,153
Increase in unearned premiums	(61)	(99)	(84)	(199)	(443)	(14)	(3)	(460)

Net premiums earned	$500	$318	$479	$131	$1,428	$263	$2	$1,693
Losses and loss expenses and life policy benefits	(326)	(158)	(309)	11	(782)	(198)	2	(978)
Acquisition costs	(126)	(79)	(110)	(12)	(327)	(55)	—	(382)

Technical result	$48	$81	$60	$130	$319	$10	$4	$333

Other income					3	1	4	8
Other operating expenses					(109)	(21)	(52)	(182)

Underwriting result					$213	$(10)	n/a	$159

Net investment income						30	239	269

Allocated underwriting result (1)						$20	n/a	n/a

Net realized and unrealized investment gains							236	236
Net realized gain on purchase of capital efficient notes							89	89
Interest expense							(15)	(15)
Net foreign exchange losses							(5)	(5)
Income tax expense							(117)	(117)
Interest in earnings of equity investments							—	—

Net income							n/a	$616

Loss ratio (2)	65.2%	49.6%	64.5%	(8.6)%	54.8%
Acquisition ratio (3)	25.2	24.9	23.0	8.9	22.9

Technical ratio (4)	90.4%	74.5%	87.5%	0.3%	77.7%
Other operating expense ratio (5)					7.6

Combined ratio (6)					85.3%

For the six months ended June 30, 2008

	U.S.	Global (Non- U.S.) P&C	Global (Non- U.S.) Specialty	Catastrophe	Total Non- life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$586	$509	$645	$343	$2,083	$313	$11	$2,407

Net premiums written	$578	$505	$624	$343	$2,050	$307	$11	$2,368
Increase in unearned premiums	(27)	(118)	(134)	(201)	(480)	(16)	(7)	(503)

Net premiums earned	$551	$387	$490	$142	$1,570	$291	$4	$1,865
Losses and loss expenses and life policy benefits	(398)	(234)	(291)	18	(905)	(233)	—	(1,138)
Acquisition costs	(131)	(100)	(129)	(13)	(373)	(59)	—	(432)

Technical result	$22	$53	$70	$147	$292	$(1)	$4	$295

Other income					3	—	3	6
Other operating expenses					(120)	(21)	(48)	(189)

Underwriting result					$175	$(22)	n/a	$112

Net investment income						33	249	282

Allocated underwriting result (1)						$11	n/a	n/a

Net realized and unrealized investment losses							(271)	(271)
Interest expense							(27)	(27)
Net foreign exchange losses							(3)	(3)
Income tax benefit							11	11
Interest in losses of equity investments							(1)	(1)

Net income							n/a	$103

Loss ratio (2)	72.2%	60.6%	59.5%	(12.9)%	57.6%
Acquisition ratio (3)	23.7	25.7	26.3	9.6	23.8

Technical ratio (4)	95.9%	86.3%	85.8%	(3.3)%	81.4%
Other operating expense ratio (5)					7.6

Combined ratio (6)					89.0%